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                             ERC INDUSTRIES, INC.

      ___________________________________________________________________

                          CERTIFICATE OF DESIGNATIONS
                               OF PREFERRED STOCK
                                TO BE DESIGNATED
                SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK
      ___________________________________________________________________


                       Pursuant to Section 151(g) of the
                  General Company Law of the State of Delaware


     The undersigned DO HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of ERC Industries, Inc., a Delaware corporation (the "Company"), in accordance with Section 141(f) of the General Corporation Law of the State of Delaware (the "DGCL"):

     "RESOLVED, that pursuant to the authority conferred on the Board of Directors of the Company by the Company's Certificate of Incorporation, the issuance of a series of preferred stock, par value $1.00 per share, of the Company (the "Preferred Stock") which shall consist of an aggregate of up to 1,850,000 shares of Preferred Stock be, and the same hereby is, authorized; and the Chairman and Chief Executive Officer and Secretary of the Company be, and they hereby are, authorized and directed to execute and file with the Secretary of State of the State of Delaware the Certificate of Designations of Series A Cumulative Convertible Preferred Stock of the Company fixing the designations, powers, preferences and rights of the shares of such Preferred Stock, and the qualifications, limitations or restrictions thereof (in addition to the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Company's Preferred Stock), as follows:

     1.  DESIGNATION

     The distinctive serial designation of the series of Preferred Stock authorized by this resolution shall be "Series A Cumulative Convertible Preferred Stock" (the "Series A-Convertible Preferred Stock"). The number of shares of Series A Convertible Preferred Stock shall initially be 1,850,000, which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors.
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     2.  RANK

     The Series A Convertible Preferred Stock shall, with respect to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding up of the affairs of the Company, rank (a) senior and prior to (i) the Common Stock, par value $0.01 per share, of the Company (the "Common Stock"), and (ii) any preferred stock convertible into or exchangeable for other equity securities of the Company that may in the future be issued by the Company, and
(b) pari passu with any additional preferred stock which may in the future be issued by the Company that is not convertible into or exchangeable for other equity securities of the Company (all shares identified in this clause (b) which are pari passu with the shares of the Series A Convertible Preferred Stock with respect to the payment of dividends are hereinafter referred to as "Parity Dividend Shares" and all shares identified in this clause (b) which are pari passu with the shares of the Series A Convertible Preferred Stock with respect to redemption, payment and rights upon liquidation, dissolution or winding up of the affairs of the Company are hereinafter referred to as "Parity Liquidation Shares"), but only to the extent any such non-convertible preferred stock is not stated to be junior to the Series A Convertible Preferred Stock in the related Certificate of Designations or amendment to the Company's Certificate of Incorporation (all shares identified in this clause (b) and in clause (a) above which are junior to the shares of the Series A Convertible Preferred Stock with respect to the payment of dividends are hereinafter referred to as "Junior Dividend Shares" and all shares identified in this clause (b) and in clause (a) above which are junior to the shares of the Series A Convertible Preferred Stock with respect to redemption, payment and rights upon liquidation, dissolution or winding up of the affairs of the Company are hereinafter referred to as "Junior Liquidation Shares"). The Company shall not, without the consent of the holders of at least two-thirds (2/3) of the outstanding shares of Series A Convertible Preferred Stock, create, authorize or issue, or reclassify any authorized Capital Stock of the Company into, or create, authorize or issue any obligation or security convertible or exchangeable into or evidencing a right to purchase, any shares of any class of Capital Stock of the Company ranking senior to the Series A Convertible Preferred Stock. The Company may issue additional series of Preferred Stock ranking on parity with or junior to the Series A Convertible Preferred Stock without the consent of the holders of the Series A Convertible Preferred Stock.

     3.  DIVIDENDS

     (a) The cash dividend rate on shares of the Series A Convertible Preferred Stock shall be 1% per annum ($0.01 per share) beginning on January 1, 2000 (the "Dividend Date") if the Series A Convertible Preferred Stock shall not be convertible into shares of Common Stock in accordance with Section 9 hereof. Dividends on shares of the Series A Convertible Preferred Stock shall be fully cumulative, accruing, without interest, from the Dividend Date and shall be payable quarterly in arrears, when, as and if declared by the Board of Directors out of funds legally available for the payment of cash dividends, on March 31, June 30, September 30 and December 31 of each year, except that if such date is not a business day then the dividend shall be payable on the first immediately succeeding business day (as used herein, the term "business day" shall mean any day except a Saturday, Sunday or day on which banking institutions are

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legally authorized to close in New York, New York) (each such period being hereinafter referred to as a "Quarterly Dividend Period"). Each dividend shall be paid to the holders of record of shares of the Series A Convertible Preferred Stock as they appear on the stock register of the Company on the record date, which shall be not less than 10 nor more than 60 days preceding the payment date thereof, as shall be fixed by the Board of Directors of the Company. Dividends payable for each Quarterly Dividend Period shall be computed by dividing the annual dividend by four (rounded to the nearest cent). Dividends payable for any partial Quarterly Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends on account of arrearages for any past Quarterly Dividend Period may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Company. No interest shall be payable with respect to any dividend payment that may be in arrears. Holders of shares of the Series A Convertible Preferred Stock called for redemption between the close of business on a dividend payment record date and the close of business on the corresponding dividend payment date shall, in lieu of receiving such dividend on the dividend payment date fixed therefor, receive such dividend payment on the date fixed for redemption together with all other accrued and unpaid dividends to the date fixed for redemption. The holders of shares of the Series A Convertible Preferred Stock shall not be entitled to any dividends other than the cash dividends provided for in this paragraph.

     (b) No dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any Parity Dividend Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and set apart for payment with respect to the Series A Convertible Preferred Stock through the most recent Quarterly Dividend Period ending on or prior to the date of payment (or the date of setting apart for payment) of such dividends on such Parity Dividend Shares. Unless dividends accrued and payable but unpaid on shares of the Series A Convertible Preferred Stock and any Parity Dividend Shares at the time outstanding have been paid in full, all dividends declared by the Company upon shares of the Series A Convertible Preferred Stock or Parity Dividend Shares shall be declared pro rata with respect to all such shares, so that the amounts of any dividends declared on shares of the Series A Convertible Preferred Stock and the Parity Dividend Shares shall in all cases bear to each other the same ratio that, at the time of the declaration, all accrued but unpaid dividends on shares of the Series A Convertible Preferred Stock and the other Parity Dividend Shares, respectively, bear to each other.

     (c) If at any time the Company has failed to pay or set apart for payment all accrued dividends on any shares of the Series A Convertible Preferred Stock through the then most recent Quarterly Dividend Period, the Company shall not:

          (i) declare or pay or set aside for payment any dividend or other distribution on or with respect to any Junior Dividend Shares, whether in cash, securities, obligations or otherwise (other than dividends or distributions paid in shares, options, warrants or rights to subscribe for or purchase shares of Capital Stock, which are both Junior Dividend Shares and Junior Liquidation Shares); or


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

          (ii) redeem, purchase or otherwise acquire, or set apart money for a sinking or other analogous fund for the redemption, purchase or other acquisition of any Parity Dividend Shares, Junior Dividend Shares, Parity Liquidation Shares or Junior Liquidation Shares for any consideration (except by conversion into or exchange for shares which are both Junior Liquidation Shares and Junior Dividend Shares)

unless, in each case, all dividends accrued on shares of the Series A Convertible Preferred Stock through the most recent Quarterly Dividend Period and on any Parity Dividend Shares have been or contemporaneously are declared and paid in full or are declared and a sum sufficient for the payment thereof is set aside for such payment. Notwithstanding anything to the contrary contained in this paragraph 3, the foregoing shall not affect in any respect the ability of the Company or holders of any stock options of the Company to surrender or have withheld any shares of Common Stock in payment of the exercise price of any such stock option(s) or any tax withholding obligations in connection therewith.

     (d) Any reference to "distribution" contained in this paragraph 3 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

     4.  LIQUIDATION

     (a) The liquidation value of shares of the Series A Convertible Preferred Stock, in case of the voluntary or involuntary liquidation, dissolution or winding up of the Company, shall be $1.00 per share, plus an amount equal to the dividends accrued and unpaid thereon, whether or not earned or declared, to the payment date (such aggregate total being hereinafter referred to as the "Aggregate Liquidation Preference").

     (b) In the event of any voluntary liquidation, dissolution or winding up of the Company, the holders of such shares of the Series A Convertible Preferred Stock shall be entitled to receive the liquidation value of such shares held by them in preference to and in priority over distributions upon the Junior Liquidation Shares. Upon payment in full of the liquidation value to which the holders of shares of the Series A Convertible Preferred Stock are entitled, the holders of shares of the Series A Convertible Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. If the assets of the Company are not sufficient to pay in full the liquidation value payable to the holders of shares of the Series A Convertible Preferred Stock and the liquidation value payable to the holders of any Parity Liquidation Shares, the holders of all such shares shall share ratably in such distributions of assets in proportion to and in accordance with the amounts that would be payable on the distribution if the amounts to which the holders of shares of the Series A Convertible Preferred Stock and the holders of Parity Liquidation Shares are entitled were paid in full.

     (c) Neither a consolidation or merger of the Company with or into any other entity, nor a merger of any other entity with or into the Company, nor a share exchange involving the

Company, nor a sale or transfer of all or any part of the Company's assets for cash or securities or other property shall be considered a liquidation, dissolution or winding up of the Company within the meaning of this paragraph 4.

     (d) Written notice of any liquidation, dissolution or winding up of the Company, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first-class mail, postage prepaid, not less than 30 days prior to any payment date stated therein, to the holders of record of shares of the Series A Convertible Preferred Stock at their respective addresses as the same shall appear on the books of the Company or the transfer agent for the Series A Convertible Preferred Stock.

     5.  OPTIONAL REDEMPTIONS

     (a) Subject to the restrictions in paragraph 3 above, shares of the Series A Convertible Preferred Stock will be redeemable at the option of the Company, in whole or in part, from and after December 31, 2000 at a redemption price per share of $1.00 (in each case, together with an amount equal to the dividends accrued and unpaid thereon, whether or not declared, to the redemption date).

     (b) Not less than 30 nor more than 60 days prior to the date fixed for any redemption of shares of the Series A Convertible Preferred Stock pursuant to this paragraph 5, a notice specifying the time and place of the redemption and the number of shares to be redeemed shall be given by first-class mail, postage prepaid, to the holders of record of the shares of the Series A Convertible Preferred Stock to be redeemed at their respective addresses as the same shall appear on the books of the Company or the transfer agent for the Series A Convertible Preferred Stock, calling upon each holder of record to surrender to the Company at such place as shall be designated in such notice on the redemption date such holder's certificate or certificates representing the number of shares specified in the notice of redemption. Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to any other holder. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice. On or after the redemption date, each holder of shares of the Series A Convertible Preferred Stock to be redeemed shall present and surrender such holder's certificate or certificates for such shares to the Company at the place designated in the redemption notice and thereupon the redemption price of the shares shall be paid to or on the order of the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled. In case less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued to the holder representing the unredeemed shares of the Series A Convertible Preferred Stock.

     (c) If a notice of redemption has been given pursuant to this paragraph 5 and if, on or before the date fixed for redemption, the funds necessary for such redemption shall have been

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set aside by the Company, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares of the Series A Convertible Preferred Stock so called for redemption, then, notwithstanding that any certificates for such shares have not been surrendered for cancellation, on the redemption date dividends shall cease to accrue on the shares of the Series A Convertible Preferred Stock to be redeemed, and at the close of business on the redemption date the holders of such shares shall cease to be stockholders with respect to those shares, shall have no interest in or claims against the Company by virtue thereof and shall have no voting or other rights with respect thereto, except the right to receive the money payable upon such redemption, without interest thereon, upon surrender (and endorsement, if required by the Company) of their certificates, and the shares evidenced thereby shall no longer be outstanding. Subject to applicable escheat laws, any money so set aside by the Company and unclaimed at the end of two years from the redemption date shall revert to the general funds of the Company, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Company for the payment of the redemption price. Any interest accrued on funds so deposited shall be paid to the Company from time to time.

     (d) In every case of redemption of less than all of the outstanding shares of the Series A Convertible Preferred Stock pursuant to this paragraph 5, the shares to be redeemed shall be selected pro rata or by lot or in such other manner as the Board of Directors may equitably determine, as may be prescribed by resolution of the Board of Directors of the Company, provided that only whole shares shall be selected for redemption. Notwithstanding the foregoing, the Company shall not redeem any of the shares of the Series A Convertible Preferred Stock at any time outstanding until all dividends accrued and in arrears upon all shares of the Series A Convertible Preferred Stock then outstanding shall have been paid for all past dividend periods.

     6.  STATUS OF SHARES

     All shares of the Series A Convertible Preferred Stock that are at any time redeemed pursuant to paragraph 5 above, and all shares of the Series A Convertible Preferred Stock that are otherwise reacquired by the Company and subsequently canceled by the Board of Directors, shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series, subject to reissuance by the Board of Directors as shares of any one or more other series. Notwithstanding the foregoing, shares of Series A Convertible Preferred Stock redeemed or otherwise reacquired by the Company may be put in Treasury by the Company and would be available for subsequent issuance upon a vote of the Board of Directors.

     7.  VOTING RIGHTS

     (a) General. Holders of the Series A Convertible Preferred Stock shall have no right to vote on any matter voted on by the stockholders of the Company, except as may otherwise be provided by law.


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

     (b) So long as any shares of the Series A Convertible Preferred Stock remain outstanding, the consent of the holders of at least two-thirds (2/3) of the shares of the Series A Convertible Preferred Stock outstanding at the time, given in person or by proxy either in writing (as permitted by law and the Certificate of Incorporation and Bylaws of the Company) or at any special or annual meeting, shall be necessary to permit, effect or validate any one or more of the following:

          (i) the creation, authorization, issuance or reclassification of any authorized stock of the Company into (or the creation, authorization or issuance of any obligation or security convertible or exchangeable into or evidencing a right to purchase) any share of Capital Stock of the Company ranking senior to the Series A Convertible Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up; or

          (ii) the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Certificate of Incorporation (including this Certificate of Designations) or the Bylaws of the Company which would adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the Series A Convertible Preferred Stock or of the holders thereof.

     8.  MANDATORY REDEMPTION

     The shares of the Series A Convertible Preferred Stock are not subject to mandatory redemption or sinking fund requirements.

     9.  CONVERSION

     The shares of the Series A Convertible Preferred Stock shall be convertible, in whole or in part, at the election of each of the preferred stockholders, into an equal number of shares of Common Stock at any time following the approval of the issuance of such shares of Common Stock by a majority of the holders of the issued and outstanding Common Stock at the next annual or special meeting of stockholders called for this purpose.

     10.  CERTAIN DEFINITIONS

     As used in this Certificate, the following terms shall have the following respective meanings:

     "Capital Stock" of any Person means the common stock or preferred stock of such Person. Unless otherwise stated herein or the context otherwise requires, "Capital Stock" means Capital Stock of the Company.

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     "Person" means any individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

                                 * * * *


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     IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed on its behalf by its undersigned President and Chief Executive Officer and attested to by its Secretary this 8th day of May, 1999.


[Corporate Seal]                   ERC INDUSTRIES, INC.



                              By:  /s/ Wendell Brooks
                                   ------------------
                                   Chief Executive Officer



ATTEST:


/s/ James Klima
---------------

Secretary



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